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                                                                    EXHIBIT 99.1

                            ROMTECH ANNOUNCES STRONG
                       FISCAL 1999 FIRST QUARTER RESULTS

      SALES INCREASE 63% AND EARNINGS INCREASE 572% COMPARED TO YEAR AGO QUARTER

         LANGHORNE, Pa., Oct. 12, 1998 /PRNewswire/ -- RomTech, Inc. (Nasdaq:
ROMT) today announced unaudited results for the first quarter ended September 30, 1998. Sales for the quarter ended September 30, 1998 were $2,506,000, versus sales of $1,536,000, for the same period a year ago, an increase of 63%. Net income and net income per share for the current period were $410,000 and $0.04, respectively, versus net income and net income per share of $61,000 and $0.01, respectively, for the three months ended September 30, 1997, a 572% increase.

         Jerry Klein, Chief Executive Officer of RomTech, said, "During fiscal 1999 our objective is to double our market share to approximately 7%, in the fastest growing segment of the software marketplace - the value-priced category (under $20 retail). Consistent gains in market share would help position RomTech to increase sales, earnings and shareholder value. Our business plan is focused on branding RomTech's high-quality, value-priced Galaxy Series products and successfully selling them to consumers via mass retail distribution. Current retail sell-through data shows that our recently released premium level, $19.95 retail, Game Master Series(TM) titles are selling exceptionally well."

         Bill Acheson, Vice President of Sales and Marketing for RomTech, stated, "During the first quarter we introduced seven new Game Master Series and six new Galaxy of Arcade(TM) products. We also released four new Galaxy of Games(TM) and three new Galaxy of Home Office Help(TM) products. These new products have been well received and early retail sell-through results are exceeding expectations. CompUSA(TM), a leading retail seller of software throughout the world, has reported exceptional sell-through results for the Game Master Series products. CompUSA is the first national retailer to offer all seven Game Master series products and other national retailers, including Best Buy, Wal-Mart, and Electronics Boutique, anticipate launching major promotions in our fiscal 1999 second and third quarters."

         Acheson also stated, "We have been very aggressive in implementing several key elements of our Internet strategy during the first fiscal quarter. At www.romt.com we recently introduced our new easy-to-use, on-line "shopping cart" for buying products at the site. Our new www.eGames2000.com site currently features downloadable demos of five of our exciting new games.
During the second quarter we expect to add downloadable demos to include all of our exciting new Game Master Series and Galaxy of Arcade products. We expect these free demo offerings to help increase the sale of these products in retail stores and purchases via the Internet."

         RomTech, headquartered in Langhorne, Pa., develops, publishes and markets a diversified line of personal computer software primarily for consumer entertainment and small office/home office applications. RomTech promotes the Galaxy of Games(TM), Galaxy of Home Office Help(TM), Game Master Series(TM) and Galaxy of Arcade(TM) brand names ("Galaxy Software") in order to generate customer loyalty, encourage repeat purchases and differentiate the Galaxy Software products to retailers and consumers.
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         This press release contains certain forward-looking statements, including without limitation, statements regarding increasing RomTech's market share in the value-priced category, increases in sales, earnings and shareholder value, the launching of major promotions at certain retail stores, and the success of RomTech's Galaxy branding strategy and Game Master Series products. The actual results achieved by RomTech, and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements, are in many ways beyond RomTech's control. RomTech cautions readers that the following important factors, among others, could cause RomTech's actual results to differ materially from those expressed in this press release: the allocation of adequate shelf space for RomTech's products in major chain retail stores; successful sell-through results for RomTech's products at retail stores; downward pricing pressure; the timeliness and success of developing and selling products; the acceptance by the market of the Game Master and other Galaxy products; access to distribution channels; consumers' continuing demand for value-priced software; competition; and various other factors, many of which are beyond the Company's control.

Contact: Gerald W. Klein of RomTech, 215-750-6606, ext. 118. RomTech, Inc.'s press releases are available through CompanyNews On-Call by fax, 800-758-5804, ext. 127319, or at Company News at http://www.prnewswire.com.




RomTech, Inc. Financial Results Table (Unaudited):

       Quarter ended:                                                September 30,
       ---------------------                            -----------------------------------
                                                                1998                1997
       ------------------------------------------------------------------------------------
       Sales                                                  $2,506,200        $1,535,558

       Net income                                                409,777           166,315

       Accretion of Preferred Stock dividend                     - 0 -            (105,441)
                                                              ----------        ----------


       Net income attributable to common stock                $  409,777        $   60,874
                                                              ==========        ==========

       Weighted average shares outstanding:
               - basic                                         9,442,329         7,246,939
               - diluted                                       9,606,837         7,354,887

       Net income per share:
               - basic                                             $0.04             $0.01
                                                                   =====             =====
               - diluted                                           $0.04             $0.01
                                                                   =====             =====